2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY INCREASES PLANNED CAPEX, ISSUES NEW

PRODUCTION GUIDANCE AND PROVIDES OPERATIONAL UPDATE

FOR FAYETTEVILLE SHALE PLAY

Houston, Texas - September 21, 2004...Southwestern Energy Company (NYSE: SWN) today announced that it is increasing its 2004 capital budget to $284.7 million, up from $254.0 million announced in July of this year. The increase brings the total planned expenditures for the company's exploration and production segment to $275.2 million for 2004, up from $244.5 million. Approximately $17.9 million of the increase in capital is allocated to the Overton Field in East Texas, which includes increasing the number of wells to be drilled in the field in 2004 from 74 wells to 84 wells. Approximately $8.7 million of the increase in capital will be directed toward additional drilling and leasehold acquisition in the company's Fayetteville Shale play in Arkansas. This brings the total capital dedicated to the company's shale play to approximately $28.2 million in 2004. The remaining increase in capital relates to capitalized expenses and other expenditures.

The company also updated its production guidance for 2004. Based on year-to-date results and the planned increase in capital expenditures, the company is raising its forecasted range for total oil and gas production for the third quarter of 2004 to 14.5 - 14.8 Bcfe from the previously forecasted range of 12.9 - 13.8 Bcfe. Additionally, the company is raising its forecasted production guidance for the fourth quarter of 2004 to 14.5 - 15.0 Bcfe, up from the previous guidance of 13.1 - 14.2 Bcfe. The company is forecasting full-year oil and gas production of 53.0 - 53.8 Bcfe, up from 41.2 Bcfe produced in 2003.

"Our drilling program is continuing to deliver solid results for 2004," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "At our Overton Field in East Texas, we are currently drilling with 5 rigs and gross production from the field is approximately 86 MMcfe per day, up from 60 MMcfe per day at year-end 2003. Our drilling efficiencies at Overton are continuing to drive down our time to drill the wells, which have been recently averaging 17 days to total depth.

"Our River Ridge field in Lea County, New Mexico, is also making a meaningful contribution to our production growth. Four wells are currently producing in the field at a gross rate of 38 MMcfe per day, or 15 MMcfe per day net to the company. We are currently completing a fifth well in the field and that well should be on-line in early October."

Operational Update on Fayetteville Shale Play

Southwestern also updated its activity in its Fayetteville Shale play. To date, the company has drilled 7 wells during 2004 on its recently acquired undeveloped acreage and plans to drill a total of 23 wells during the year. After an early pilot program of nitrogen foam fracture stimulation completions, the company now plans to begin testing larger volume "slick-water" fracture treatments. "This type of completion technique, which is used successfully in the Barnett Shale play, has the potential to increase the productive capacity of the Fayetteville Shale above what we have already witnessed," said Richard F. Lane, Executive Vice President - Exploration and Production. "The nitrogen foam stimulations provided us with a consistent, controlled environment to gather early data on the shale and generated the encouraging results we previously reported. To date, the wells completed using nitrogen foam technology have shown preliminary production rates in the range of 150-700 Mcf per day after approximately 20 days of testing and the first of the 'slick-water' completions is presently under way."

The company expects the installation of facilities later this month that will allow for first gas sales from wells on its undeveloped acreage. Southwestern also announced that one of its wells completed in a thinner section of the Fayetteville Shale in the company's traditional "Fairway" area is currently on production at approximately 160 Mcf per day.

Southwestern plans to invest approximately $28.2 million during 2004 in its Fayetteville Shale play, up from the $19.5 million previously reported, with the majority of the increase going to additional drilling and completion. At this time, Southwestern has acquired leases on approximately 484,000 net undeveloped acres and controls approximately 120,000 net developed acres in the Fairway area of the Arkoma Basin that is held by conventional production.

"We continue to be encouraged by our operational results in this play," stated Harold M. Korell, President and Chief Executive Officer. "The increased capital and activity levels we have announced for the remainder of this year are designed to accelerate our understanding of the economic merits of this play and to enable us to plan accordingly for 2005."

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, as well as various other factors beyond the company's control, and any other factors listed in the reports the company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the company's performance is included in the company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2003. Unless otherwise required by applicable securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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